Exhibit 99.1

Press Release

CONTACT:	Array BioPharma
Tricia Haugeto,(303) 386-1193
thaugeto@arraybiopharma.com

MacDougall Biomedical Communications
Cory Tromblee, 781-235-3060
ctromblee@macbiocom.com

ARRAY BIOPHARMA ANNOUNCES TOP-LINE RESULTS IN TWO PHASE 1 CLINICAL TRIALS

Boulder, Colo., (July 8, 2009) — Array BioPharma Inc. (NASDAQ: ARRY) today announced top-line results from its Phase 1, seven-day, dose escalation trial up to 1,200 mg daily, of p38 inhibitor, ARRY-797, in healthy volunteers.  In addition, the top-line results were announced in a second study, where ARRY-797 was evaluated in a 28-day Phase 1b trial in stable rheumatoid arthritis (RA) patients taking methotrexate.  This study compared two doses of ARRY-797 to placebo.

A preliminary analysis of both trials indicates that ARRY-797 was well tolerated with a pharmacokinetic profile consistent with earlier studies.  In the 28-day, three-arm RA study with a total of 28 patients, ARRY-797 showed inhibition of CRP levels (marker of inflammation) only during the first three weeks of dosing and a beneficial reduction in NTx levels (marker of bone remodeling) throughout the study.  In addition, ARRY-797 showed a trend to improve the patients’ assessment of pain (VAS score) over the course of the study.

“In the 28-day RA study, ARRY-797 demonstrated a transient inhibition of the inflammatory biomarker CRP and a trend towards analgesic efficacy in the pain endpoint,” said Kevin Koch, Ph.D., President and Chief Scientific Officer.  “Since these results are similar to other p38 inhibitors evaluated in rheumatoid arthritis, these findings have led us to discontinue testing of ARRY-797 in chronic inflammatory diseases.  We continue to believe that a p38 inhibitor holds promise in treating patients with cancer and sub-chronic pain.”

The Company continues to conduct a full analysis of safety, pharmacokinetics and efficacy data from both studies.  Array anticipates that complete results from the studies will be presented at a medical conference in 2010.  Based on these preliminary results, Array plans to cease the enrollment of new patients in its current clinical trial of ARRY-797 in ankylosing spondylitis patients.

Phase 1b Dose Escalation Trial in Healthy Volunteers:  Clinical Study Design and Results

This Phase 1b dose escalation trial was a randomized, double-blind, placebo-controlled study in healthy volunteers and was designed to evaluate the safety and pharmacokinetics of ARRY-797 after single-day and multiple-day administration of ARRY-797. Single ascending-doses of 900 mg (once) and 1200 mg/day (800 mg followed by 400 mg 12 hours later), and multiple-day, ascending-doses of 200, 300 and 400 mg/day TID (every eight hours) for eight consecutive days were explored.

Safety, Tolerability and Pharmacokinetics:  Overall, ARRY-797 was well-tolerated after single-day and multiple-day administration of total daily doses of 600 mg, 900 mg, and 1200 mg.  In the multiple-day cohorts up to 400 mg TID, no adverse event (AE) was reported by more than one subject in any treatment group and all AEs were considered mild in intensity. In the single-day cohorts, mild dizziness was reported by two of the 6 subjects receiving a 900 mg dose of ARRY-797 and moderate dizziness by one of the 6 subjects receiving 800 mg followed by 400 mg ARRY-797.  Approximately dose-proportional increases in mean total and peak exposures were observed with increasing dose following single- and multiple-dose administration. Mean plasma concentrations of ARRY-797 reached steady-state on day two after repeat-dose administration with modest accumulation.

Phase 1b 28-day Study in Patients with RA:  Clinical Study Design and Results

This Phase 1b trial was a randomized, double-blind, placebo-controlled design that enrolled 29 patients with RA.  Twenty eight patients completed four weeks of treatment.  The trial was conducted at six sites in the United States.  Patients received either 100 mg or 200 mg ARRY-797 twice daily, or placebo.  In addition, all patients were on a background of methotrexate and could receive certain NSAIDs (including COX-2 inhibitors), corticosteroids (low-dose), opioids/analgesics, aspirin or acetaminophen.  Patients were evaluated every seven days for improvement in clinical signs and symptoms according three measures:  CRP levels (marker of inflammation), patient’s assessment of arthritis pain (VAS score) and NTx levels (marker of bone remodeling).

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Effects on Signs and Symptoms of Rheumatoid Arthritis:   The CRP levels at the 200 mg BID dose of ARRY-797 showed a statistically significant decrease during the first three weeks of the study, but returned to baseline on week four.  Also, the patient’s assessment of pain (VAS score) showed trends to decrease in the 200 mg BID arm.  The NTx levels for both active arms separated from placebo by as much as 30 percent in the 100 mg arm and 50 percent in the 200 mg arm.

Safety, Tolerability and Pharmacokinetics:  ARRY-797 was well-tolerated through 29 days of dosing.  There were no premature discontinuations for serious AEs in any of the study arms.  The most common AEs were generally mild or moderate and were not significantly different than placebo.  Based upon a preliminary assessment, the exposure of ARRY-797 was consistent with previous studies in healthy volunteers, there were no apparent drug-drug interactions between methotrexate and ARRY-797, and no apparent food effect was observed.

ARRY-797 in Acute Pain

The efficacy of ARRY-797 previously was evaluated in two acute inflammatory pain trials in patients with post-surgical dental pain.  ARRY-797 achieved its primary and secondary endpoints for analgesic efficacy and was well-tolerated in both trials.

In the first trial, the analgesic effect of 400 mg of ARRY-797, compared to placebo, was statistically significant based upon the primary endpoint of total pain relief over six hours post dose (p<0.0001).  The analgesic effect was also statistically significant for total pain relief over three, eight, 12 and 24 hours post dose.  Other analgesic endpoints, including total pain intensity, time to meaningful pain relief and time to analgesia were also significantly improved versus placebo.  Peri-operative dosing with 200 mg before and 200 mg after surgery also resulted in a substantial reduction in total pain intensity.  Array believes the efficacy observed in this study is due to the simultaneous inhibition of the pain mediator PGE2 and the inflammatory mediators TNF, IL-1 and IL-6.  No serious AEs were reported and non-serious adverse events were evenly balanced across the three groups.

In the second trial, three doses of ARRY-797 (200 mg, 400 mg and 600 mg) were compared to placebo and celecoxib (400 mg).  In the primary efficacy measure of total pain relief over six hours post dose (p<0.001), ARRY-797 produced a dose-dependent analgesic response, compared to placebo.  ARRY-797 (400 and 600 mg) and celecoxib (400 mg) demonstrated significant analgesic benefit, a rapid onset of action (within 1 hour), and good duration of analgesia.

About ARRY-797 / Pan-cytokine Inhibitor

ARRY-797 is a potent and highly selective p38a inhibitor that decreases production of PGE2 as well as cytokines such as TNF and IL-1. The anti-inflammatory and analgesic efficacy of ARRY-797 have been demonstrated in two previously reported clinical studies using an acute dental pain model (ACR 2008 Poster #357). In those studies, ARRY-797, administered orally at the onset of moderate to severe pain, provided a dose-related analgesic benefit as measured by total pain relief over six hours following dosing, as well as a profound reduction in post surgical CRP elevation. The time to onset, magnitude and duration of analgesia were similar for ARRY-797 at the two highest doses evaluated (400 mg and 600 mg) and celecoxib 400 mg.

About Pan-cytokine Inhibition for Inflammation and Pain

p38 is a kinase target that regulates the production TNF, IL-1 and IL-6 as well as PGE2. PGE2 is an important mediator of inflammatory pain and its production is the target of NSAIDs.  Many forms of acute and chronic pain have inflammatory origins, and pan-cytokine suppression may treat both the inflammation and the resulting pain.  Array believes modulation of all three cytokines plus PGE2 may be more effective than inhibition of any one in isolation for controlling both the underlying inflammation and the resulting symptoms such as pain.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

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Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of July 8, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.